                                                                   EXHIBIT 99(a)

                                                                   (AMETEK LOGO)

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

                                                                            NEWS


Contact:  William J. Burke (610) 889-5249

                         AMETEK ACHIEVES RECORD EARNINGS
                      -- CASH FLOW FROM OPERATIONS UP 35%--

Paoli, PA, October 20, 2003 -- AMETEK Inc. (NYSE: AME) today announced strong third quarter results that established records for operating income and net income. AMETEK's operating income for the third quarter of 2003 was $39.5 million, up 4% from the third quarter of 2002. Net income of $21.9 million and diluted earnings per share of $0.65 are up 2% from year-ago levels. Third quarter 2003 sales of $267.8 million were up 4% from the $257.0 million recorded in the third quarter of 2002.

This year's third quarter earnings include a one-time, non-cash expense of $2.1 million, or $0.06 per diluted share, reflecting the accelerated recognition of deferred compensation expense related to the vesting of restricted stock granted to the Company's chairman and chief executive officer. Excluding this expense, operating income would have been $41.6 million, up 9% over the third quarter of 2002. Similarly, earnings would have increased 12% to $24.0 million and diluted earnings per share would have been $0.71, up 11% over the same period of last year.

The Company continues to generate strong cash flow. Cash flow from operations was $31.8 million in this year's third quarter and $108.1 million for the first nine months of 2003, each up 35% over the same period of 2002.

"AMETEK achieved solid results during the third quarter, despite what continues to be a challenging economic environment for manufacturers," commented Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. "Our revenue growth was driven by the recent acquisitions of Airtechnology Holdings, Solidstate Controls and Chandler Instruments, all of which were completed in 2003. These acquisitions and operational excellence improvements across the Company drove our record earnings performance."

For the first nine months of 2003, AMETEK sales increased 3% to $812.2 million from $788.0 million in the same period of 2002. Operating income totaled $114.9 million, a 2% increase from $112.2 million earned in the first nine months of last year. Net income for the first nine months of 2003 was $63.5 million, up 2% from $62.4 million in the same period of 2002. Diluted earnings per share were up 1% to $1.88 for the first nine months of 2003.

Excluding the compensation expense noted above, operating income for the first nine months of 2003 would have totaled $117.0 million, up 4% over the same period of 2002. Similarly, earnings would have been up 5% to $65.6 million and diluted earnings per share would have been $1.95, also up 5% from the same period of 2002.

                                                                   EXHIBIT 99(a)


                                    --MORE--


AMETEK ACHIEVES RECORD EARNINGS
PAGE 2.

ELECTRONIC INSTRUMENTS GROUP (EIG)

EIG's third quarter 2003 sales were $139.0 million, up 3% from last year's level of $134.7 million. Third quarter group operating income of $24.9 million, was up 9% versus $22.8 million in the same period of 2002. Group operating margins were 17.9%, up from 16.9% recorded in the third quarter of 2002.

"EIG had a great quarter," added Mr. Hermance. "Revenue for the group was up, driven by the Solidstate Controls and Chandler Instruments acquisitions. Margins expanded as a result of improved profitability in our aerospace and power businesses despite the significant market downturn, as well as the impact of operational excellence activities throughout the Group."

ELECTROMECHANICAL GROUP (EMG)

EMG's sales of $128.8 million were up 5% from $122.3 million in the third quarter of 2002. Third quarter group operating income of $21.6 million was up 11%, compared with the $19.5 million reported for the same period of 2002. EMG's operating margin in the third quarter of 2003 was 16.8%, up from 16.0% in the third quarter of 2002.

"EMG also had a great quarter. Revenues benefited from the contribution of Airtechnology, acquired during the first quarter. Our European motor businesses continue to perform well, while our U.S. floor care and specialty motor businesses are weak. Operating margins were up on strength in our differentiated technical motor platform. Both our core Rotron motor business and the recently acquired Airtechnology business performed well in the quarter," added Mr. Hermance.

OUTLOOK

"Many macroeconomic indicators point to an improving economy, however we have not yet seen our business levels increase. While we are poised to capitalize on an economic recovery when it occurs, we continue to closely manage our cost structure. For the full year 2003, we anticipate mid single-digit revenue growth with diluted earnings per share of approximately $2.60," concluded Mr. Hermance.

ACQUISITION OF CHANDLER INSTRUMENTS

Effective August 28, 2003, AMETEK acquired Chandler Instruments Company, LLC, a leading manufacturer of high-quality measurement instrumentation for the oil and gas industry, for approximately $50 million. With its headquarters in Tulsa, OK, Chandler has annual sales of approximately $30 million.

"We are very pleased with our acquisition of Chandler Instruments," commented AMETEK Chairman and Chief Executive Officer Frank S. Hermance. "This acquisition further expands our high-end analytical instrument platform, building on a set of differentiated, higher-growth businesses that now total nearly $180 million in revenue."

"Chandler adds to AMETEK's strong presence in the oil and gas industry by expanding into upstream drilling and completion instruments and extends our product offering in downstream markets, adding new technologies and customers," he added.

                                                                   EXHIBIT 99(a)


                                    --MORE--


AMETEK ACHIEVES RECORD EARNINGS
PAGE 3.

Chandler Instruments designs and manufactures products through two operating companies: Chandler Engineering and Grabner Instruments. Chandler Engineering focuses on upstream markets of oil and gas exploration and production, selling to many of the world's major integrated petroleum and oil services companies. It produces instruments for the drilling and completion market as well as instrumentation for production enhancement, reservoir development and pipeline transmission.

Grabner, based in Austria, is a world leader in the design and manufacture of test instruments for analyzing fuels and other liquids. Grabner produces vapor pressure measurement instruments, flash point analyzers and spectrometers. Its products focus on downstream petroleum refining and distribution markets as well as the fragrance, flavors and paint markets.

CONFERENCE CALL

AMETEK, Inc. will Web cast it's Third Quarter 2003 investor conference call on Tuesday, October 21, 2003, beginning at 9:00 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. To access the Web cast from ametek.com, click on the Audio Conference Call link. The call will be archived at www.ametek.com/investors. To access the audio archive, click on the Audio Conference Call link in the Investors Section.

CORPORATE PROFILE

AMETEK is a leading global manufacturer of electronic instruments and electric motors with 2002 sales of more than $1 billion. AMETEK's Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

FORWARD-LOOKING INFORMATION

Statements in this news release that are not historical are considered "forward-looking statements" and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK's Securities and Exchange Commission filings.

                                      # # #
                         (Financial Information Follows)

                                                                   EXHIBIT 99(a)

                                  AMETEK, INC.
                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                          SEPTEMBER 30,                         SEPTEMBER 30,
                                                  -----------------------------         -----------------------------
                                                     2003               2002               2003               2002
                                                  ----------         ----------         ----------         ----------
NET SALES                                         $  267,781         $  256,995         $  812,182         $  787,979
                                                  ----------         ----------         ----------         ----------
EXPENSES:
   Cost of sales, excluding depreciation             190,049            184,550            586,398            570,756
   Selling, general and administrative (a)            30,130             26,123             85,697             80,907
   Depreciation                                        8,123              8,262             25,191             24,118
                                                  ----------         ----------         ----------         ----------
     Total expenses                                  228,302            218,935            697,286            675,781
                                                  ----------         ----------         ----------         ----------
OPERATING INCOME (a)                                  39,479             38,060            114,896            112,198
Other income (expenses):
   Interest expense                                   (6,459)            (6,175)           (19,426)           (19,452)
   Other, net                                            160               (591)              (939)              (701)
                                                  ----------         ----------         ----------         ----------
Income  before income taxes                           33,180             31,294             94,531             92,045
Provision for income taxes                            11,262              9,913             31,079             29,674
                                                  ----------         ----------         ----------         ----------
NET INCOME (a)                                    $   21,918         $   21,381         $   63,452         $   62,371
                                                  ==========         ==========         ==========         ==========
DILUTED EARNINGS PER SHARE (a)                    $     0.65         $     0.64         $     1.88         $     1.86
                                                  ==========         ==========         ==========         ==========
BASIC EARNINGS PER SHARE (a)                      $     0.66         $     0.65         $     1.92         $     1.90
                                                  ==========         ==========         ==========         ==========
AVERAGE COMMON SHARES OUTSTANDING:
  Diluted shares                                      33,861             33,566             33,694             33,623
                                                  ==========         ==========         ==========         ==========
  Basic shares                                        33,237             32,926             33,036             32,906
                                                  ==========         ==========         ==========         ==========
Dividends per share                               $     0.06         $     0.06         $     0.18         $     0.18
                                                  ==========         ==========         ==========         ==========

(a) The three and nine month periods ended September 30, 2003 include a third quarter non-cash charge of $2.1 million, or $0.06 per share, reflecting the accelerated amortization of deferred compensation expense due to the vesting of restricted stock.

                                                                   EXHIBIT 99(a)

                                  AMETEK, INC.
                   INFORMATION BY BUSINESS SEGMENT (UNAUDITED)
                                 (IN THOUSANDS)


                                          THREE MONTHS ENDED                     NINE MONTHS ENDED
                                             SEPTEMBER 30,                         SEPTEMBER 30,
                                     -----------------------------         -----------------------------
                                        2003               2002               2003               2002
                                     ----------         ----------         ----------         ----------
     NET SALES
Electronic Instruments               $  138,978         $  134,726         $  409,942         $  406,835
Electromechanical                       128,803            122,269            402,240            381,144
                                     ----------         ----------         ----------         ----------
  Total Consolidated                 $  267,781         $  256,995         $  812,182         $  787,979
                                     ==========         ==========         ==========         ==========


   OPERATING INCOME
Electronic Instruments               $   24,886         $   22,826         $   66,753         $   64,442
Electromechanical                        21,640             19,549             65,131             61,986
                                     ----------         ----------         ----------         ----------
  Total segments                         46,526             42,375            131,884            126,428
Corporate and other (a)                  (7,047)            (4,315)           (16,988)           (14,230)
                                     ----------         ----------         ----------         ----------
       Total Consolidated (a)        $   39,479         $   38,060         $  114,896         $  112,198
                                     ==========         ==========         ==========         ==========


(a)   See note on Consolidated Statement of Income.